UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2013

ORGENESIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54329	980583166
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21 Sparrow Circle, White Plains, NY 10605
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +972.4.824.2051

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information provided under Item 1.01 is responsive to the information required by Item 5.02 and is hereby incorporated by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2012, Mr. Jacob BenArie resigned as President and Chief Executive Officer. There were no disagreements between Mr. BenArie and our company. Mr. BenArie retains his position as President and Chief Executive Officer of our operating subsidiary, Orgenesis Ltd.

On January 3, 2013 we executed an employment term sheet with Mr. Sav DiPasquale to act as our President and Chief Executive Officer to be effective December 17, 2012 in consideration for, among other things, an annual gross salary of US$180,000. Mr. DiPasquale is also eligible to receive stock options and an annual bonus at the discretion of our board of directors upon the performance of certain equity fundraising. Mr. DiPasquale may also earn performance shares over time and upon certain milestones. The options will be subject to our stock option plan and will have vesting provisions. The employment term sheet is for an indefinite period unless terminated by either party with 30 days advance written notice to the other party.

A copy of the employment term sheet is attached as exhibit 10.1 to this current report on Form 8-K.

Prior to joining Orgenesis, Mr. DiPasquale worked with GlaxoSmithKline Inc. (NYSE:GSK), a research-based pharmaceutical company in Canada, for over 16 years serving in various technology and marketing capacities including his most recent role as Vice President, Business Development and Corporate Planning. Mr. DiPasquale holds a B.Sc. in computer science from the University of Toronto and has completed the Executive Program at the Schulich School of Business.

There are no family relationships with Mr. Sav DiPasquale and any of our other directors and officers.

Item 8.01 Other Events.

On December 17, 2012, Mr. Jacob BenArie was appointed as Chief Executive Officer of our wholly owned Israeli subsidiary, Orgenesis Ltd.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
10.1	Employment Term Sheet dated December 17, 2012
99.1	News release dated January 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

By:
/s/ Dov Weinberg
Dov Weinberg
Chief Financial Officer, Secretary and Treasurer

January 7, 2013